Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Stellus Capital Investment Corporation

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the financial statements of Stellus Capital Investment Corporation (a Maryland corporation) referred to in our report dated March 11, 2013, which is included in the Prospectus and Registration Statement. Our audits of the basic financial statements include the Senior Securities table included in the Prospectus and Registration Statement on page 63, which is the responsibility of the Company's management. In our opinion, this Senior Securities table, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Houston, Texas

July 12, 2013